CONSENT OF COUNSEL


       We consent to the designation of our firm in the Prospectus portion of the Registration Statement under the heading "Legal
Opinions".

                 /s/ Metzger, Hollis, Gordon & Mortimer

Metzger, Hollis, Gordon & Mortimer
December 7, 1995